Pricing Supplement Number: 4

Dated: January 17, 2014

To Prospectus dated January 31, 2012 and

Prospectus Supplement dated November 28, 2012

Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-178626

CANADA

CANADA NOTES

Due Nine Months or more from Date of Issue

Floating Rate Note

Principal Amount:	U.S.$400,000,000

Stated Maturity:	January 27, 2017

Settlement Date:	January 27, 2014 (T+5)

Date from which Interest Accrues (Issue Date):	January 27, 2014

Trade Date:	January 17, 2014

Interest Payment Dates:	January 27, April 27, July 27 and October 27 of each year

Regular Record Dates:	15 calendar days prior to each Payment Date

Issue Price:	100.000%

Index Maturity:	3 month

Index Currency:	USD

Interest Rate Basis:	USD LIBOR

Spread (Plus or Minus):	Minus 8 basis points

Spread Multiplier:	n/a

Initial Interest Rate:	For the period from and including the Issue Date to but excluding the first Interest Payment Date, the rate for USD LIBOR, as further described in the Prospectus Supplement, with an Index Maturity of three months, determined on January 23, 2014, minus eight basis points

Maximum Interest Rate:	n/a

Minimum Interest Rate:	n/a

Interest Determination Date(s):	To be determined two London Business Days prior to Interest Payment Dates

Interest Reset Date(s):	Quarterly on each Interest Payment Date

Distributor’s Commission or Discount:	0.00%

Net Proceeds to Canada:	U.S.$400,000,000.00

Plus Amount of Accrued Interest from Issue
Date to Settlement Date Paid to Canada:	n/a

Depositary/Depositaries:

DTC	yes

Euroclear	yes

Clearstream, Luxembourg	yes

CUSIP Number:	135087 C51

ISIN:	US135087C511

Common Code:	102215109

Listing:	None

Luxembourg Listing and Paying Agent:	n/a

Calculation Agent:	Citibank, NA

Exchange Rate Agent:	Citibank, NA

Callable:	No, unless any changes in the laws or regulations of Canada that would require the payment by Canada of Additional Amounts on the notes as more fully described in the Prospectus Supplement.

Specified Currency:	U.S. Dollars

Minimum Denominations:	U.S.$5,000 and integral multiples of U.S.$5,000

Type of Note(s):

DTC Global Note	Yes

International Global Note	n/a

Original Issue Discount (“OID”) Note:	No

Syndicated Transaction:	No

Other Provisions:	n/a

Addendum Attached:	n/a

Distributor:	RBC Capital Markets, LLC

Intended to be held in a manner which

would allow Eurosystem Eligibility:	No